Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 10, 2005 (except for Note 6, as to which the date is June 8, 2006) accompanying the consolidated financial statements and schedule as of March 31, 2005 and for the two years ended March 31, 2005, and management's assessment of the effectiveness of internal control over financial reporting as of March 31, 2005 included in the Annual Report of Measurement Specialties, Inc. and Subsidiaries on Form 10-K for the year ended March 31, 2006, which is incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned reports.

/s/ Grant Thornton LLP
New York, New York
September 26, 2006